AMERI METRO INC

(Board OF Directors Meeting Minutes: October 19, 2016
(6:00 pm; Tele Conference Meeting)

NOTICE OF A BOARD MEETING WAS SENT PER THE COMPANY BY LAWS.

Meeting was called to order October 19, 2016 (6:00 pm) **by** Shah Mathias, founder.

Roll Call: Board Members:

Present: Deb Mathias; Jimmy Kingsborough; Keith Doyle; Shahjahan Mathias; Todd Reynold; Steve Trout, Suhail Matthais, James Becker; Ronald Silberstein; J Harold Hatchett III; John Thompson.
Absent: Donald Williams

Quorum present? Yes

Others Present:
Founder: Shah Mathias
Counsel: John Thompson

Proceedings:
The shah Mathias addressed the Board and informed we need audit committee to meet certain listing requirement and its industry standard practice to have the audit committee. Three new independent audit committee member's limited back ground and experience was distributed to the board upon the notice of meeting.

Robert Choiniere, CFP®, President of Audit Committee. Mr. Choiniere is a Certified Financial Planner Professional®. In 2005 he founded and is President of an independent Registered Investment Advisor firm headquartered in Pennsylvania. Previously he was Director of Planning for a national transportation engineering firm, specializing in project planning and financial feasibility for major transportation projects. Mr. Choiniere is a NAPFA-Registered Financial Advisor, is a member of the National Association of Tax Professionals, and a 1978 graduate of Florida Institute of Technology.

Bryan Elicker, Age Mr. Elicker spent over 30 years in the funeral supply industry beginning in the factory at York Casket Company in York, PA. He eventually became a principal of York Casket's biggest distributor – a multi-location, York, PA – based company servicing the entire Northeastern part of the United States. Bryan now holds the position of Chief Operating Officer at BAPS Auto Paint & Supply based in York, PA. BAPS is a family-owned, regional distributor of PPG & 3M products servicing the auto collision industry with locations from Virginia to Massachusetts.

Joseph Hackett, Mr. Hackett created managed and supervised several private banking groups Codorus valley Bancorp as the organizations he worked with expanded their markets. Mr. Hackett has over 20 years' experience in commercial middle market lending. Mr. Hackett

focused initially on lending and then moved to the investment and planning aspects deepening the relationships and the accompanying profitability. Mr. Hackett continues to grow the planning and investment focus through his company AIM Advisors.

Discussion : Majority of the board members personally know the Audit Committee nominees from 7 to 25 years and service were being offered as no cost to the company unless rules applies according to the industry guideline. Majority expresses no hesitation to go to vote

Motion was put on the floor by Todd Reynolds to form the audit committee as presented, for Audit Committee nominees above to be effected November 1st 2016
Seconded by Jimmy Kingsborough

Deb Mathias CEO / Director/s
Suhail Matthias as Director/s
Shahjahan Charles Mathias (CHUCK) as Vice Chairman and Director/s
Jimmy Kingsborough as Director/s
Todd Reynolds as Director /s
James Becker as President and Director/s
Keith Doyle as Director/s
Steve Trout as Secretary/Treasurer and Director/s

Ronald Silberstein/ COO and Director/ Abstained

J Harold Hatchett III / CFO and Director /Abstained

Donald Williams / Director /Absent

Meeting adjourned at 6:45pm October 19, 2016

See conference call log attached

Minutes submitted by Secretary, Steve Trout. /s